Exhibit 99.2
MARTIN MIDSTREAM PARTNERS L.P. COMPLETES SALE OF NATURAL GAS STORAGE ASSETS

KILGORE, Texas, July 1, 2019 (GlobeNewswire) -- Martin Midstream Partners L.P. (the “Partnership”) (NASDAQ: MMLP) announces the completion of the sale of its membership interests in Arcadia Gas Storage, LLC, Cadeville Gas Storage LLC, Monroe Gas Storage Company, LLC and Perryville Gas Storage LLC to Hartree Cardinal Gas, LLC, a subsidiary of Hartree Bulk Storage LLC. The net proceeds after sales expenses of approximately $212.0 million have been used to reduce outstanding borrowings under the Partnership’s revolving credit facility.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership said, “Beginning last year, the Partnership committed to strengthening its balance sheet through strategic initiatives aimed at reducing leverage. The first set of initiatives was executed in 2018 with the divestiture of our interest in West Texas LPG Pipeline Limited Partnership and the sale of a non-strategic terminal asset located in Nevada. On January 1, 2019, we completed the next initiative with the acquisition of Martin Transport, Inc. from Martin Resource Management Corporation. Today we continue to advance our strategic initiatives with the announcement of the completion of the sale of our natural gas storage assets. Combined, these transactions have generated net cash proceeds of approximately $283.0 million, which was used to pay down debt, while only reducing the Partnership’s EBITDA by approximately $3.5 million. This debt reduction translates, on a pro-forma basis, to an estimated leverage of 4.6 times and 4.0 times at year end 2019 and 2020, respectively. As a result of the sale of our natural gas storage assets, the Partnership will record a significant non-cash loss in the second quarter of 2019. However, the completion of these strategic initiatives has reduced leverage substantially and repositioned the Partnership to create value for our unitholders.”

About Martin Midstream Partners (NASDAQ:MMLP)

The Partnership is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business segments include: (1) natural gas services, including liquids transportation and distribution services and natural gas storage; (2) terminalling, storage and packaging services for petroleum products and by-products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) land and marine transportation services for petroleum products and by-products.

Advisors

The following advisors served in their respective roles for the transaction: Wells Fargo Securities, LLC served as the Partnership’s exclusive financial advisor. Locke Lord LLP acted as legal counsel to the Partnership.

Forward-Looking Statements

Statements about the Partnership's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Additional information concerning the Partnership is available on the Partnership's website at www.MMLP.com or by contacting:

Sharon Taylor - Head of Investor Relations
(877) 256-6644